Exhibit 99.1 NEWS RELEASE
For further information contact
Richard Preckel, 636-733-1600
MAVERICK TUBE CORPORATION REPORTS FOURTH QUARTER AND FISCAL 2005 RESULTS
ST. LOUIS, February 8, 2006 — Maverick Tube Corporation (NYSE:MVK) announced today its results of operations for the quarter and year ended December 31, 2005. The Company reported net income of $63.2 million, or $1.54 per diluted share, for the fourth quarter of 2005. This represents an increase of $24.7 million, or $0.64 per diluted share, from the fourth quarter of 2004, and an increase of $24.1 million, or $0.64 per diluted share, from the third quarter of 2005. For the year, the Company’s net income was $172.3 million, or $4.02 per diluted share, below the prior year’s level by $21.5 million, or $0.52 per diluted share. Net sales were $484.7 million for the fourth quarter and $1.8 billion for the twelve months ended December 31, 2005, up from $361.3 million and $1.3 billion for the quarter and year ended December 31, 2004, respectively.
Sales of energy products recorded in the fourth quarter of 2005 increased 2.5% sequentially to $409.7 million from $399.5 million in the third quarter of 2005. This increase reflects higher energy product prices partially offset by lower volumes. Total energy products shipments decreased from about 300,000 tons in the third quarter to 286,000 tons in the fourth quarter of 2005. The decline was primarily attributable to an unusually large volume of line pipe project shipments in the third quarter.
For the year ended December 31, 2005, sales of energy products grew 53.2% to a record $1.5 billion compared to sales of $954.4 million for the prior year. This year-over-year increase was primarily due to continued growth in the U.S., another record year in the Canadian energy market, seven months of net sales contribution from Tubos del Caribe S.A., along with growing revenues from our Precision Tube and Texas Arai businesses.
Sales of electrical products recorded in the fourth quarter 2005 were $75.0 million compared to $89.6 million in the third quarter 2005. This 16.3% revenue decrease was primarily due to lower shipment volumes in the seasonally weaker fourth quarter.
C. Robert Bunch, the Company’s Chairman, President and Chief Executive Officer, said, “We are very pleased with Maverick’s fourth quarter performance. Activity levels continue to be strong in all of our energy markets. A substantial portion of our sequential revenue growth came from Prudential, Texas Arai, and TuboCaribe, all acquisitions we’ve completed in the last five years. Precision Tube, our coiled tubing business unit acquired in 2002, continues to operate at capacity. Additionally, we’ve worked off our higher cost steel inventories, improving our consolidated gross margin to 26.6% for the quarter and setting the stage for what we expect will be a robust 2006.”
Mr. Bunch continued, “Looking forward, we expect drilling and workover activity in 2006 to continue to increase in the markets we serve. Building on our excellent fourth quarter, we expect to demonstrate the benefits of actions taken in 2005 such as our acquisition of TuboCaribe, the substantial increase in our premium alloy OCTG capacity, our coiled tubing expansion and the consolidation of our electrical conduit manufacturing capacity. Steel costs have declined from their highs in early 2005. And, most importantly, we expect the nimbleness and energy of our people unleashed by our new business structure to continue propelling our operating performance. We believe we are very well positioned for 2006 and beyond.”
Maverick Tube Corporation is a St. Louis, Missouri based manufacturer of tubular products in the energy industry for exploration, production, and transmission, as well as industrial tubing products (steel electrical conduit, HSS, standard pipe, pipe piling, and mechanical tubing) used in various applications.
This news release may contain forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under “Risk Factors” and elsewhere in Maverick’s Form 10-K for its year ended December 31, 2004.
- Table attached -

Selected Consolidated Financial Data
For the Fourth Quarter and Twelve Months Ended December 31, 2005
(In thousands, except rig count and per share data)
(Unaudited)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net sales	$484,650	$361,268	$1,785,233	$1,287,573
Cost of goods sold	355,855	280,697	1,434,250	923,178

Gross profit	128,795	80,571	350,983	364,395

Selling, general and administrative	25,780	20,159	83,025	68,232
Sales commissions	2,552	2,285	10,137	11,238
Impairment of intangible assets	2,100	—	2,100	—
Trade case relief	121	(2,893)	(679)	(3,633)

Income from operations	98,242	61,020	256,400	288,558

Interest expense	3,744	2,812	14,222	9,795

Income from continuing operations before provision for income taxes	94,498	58,208	242,178	278,763

Provision for income taxes	31,113	21,313	77,529	105,101

Income from continuing operations	63,385	36,895	164,649	173,662

Income (loss) from operations of discontinued businesses (net of tax)	(154)	1,630	(3,570)	20,134
Gain on sale of HSS business (net of tax)	—	—	11,201	—

Net income	$63,231	$38,525	$172,280	$193,796

Diluted earnings per share
Income from continuing operations	$1.54	$0.86	$3.84	$4.06
Income (loss) from discontinued operations	$0.00	$0.04	$0.18	$0.47
Net income	$1.54	$0.90	$4.02	$4.54

Average shares deemed outstanding	41,149,949	42,994,072	42,861,812	42,751,303

Other Data:
Depreciation and amortization	$8,813	$7,135	$32,007	$26,756
Capital expenditures	30,792	15,415	84,577	34,465

	December 31,	December 31,
	2005	2004

Balance Sheet Data:
Working capital	$308,011	$471,083
Property, plant & equipment — net	307,289	211,534
Goodwill & intangibles	218,647	120,506
Total assets	1,230,262	1,002,437
Current maturities of long-term debt	187,902	3,298
Long-term revolving credit facility	25,483	54,660
Convertible debt	250,000	120,000
Other long-term debt (less current maturities)	1,704	2,981
Stockholders’ equity	566,855	595,664

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Average U.S. rig count (1)	1,478	1,249	1,380	1,190
Average Canadian rig count (1)	576	420	458	369
Average U.S. & Canadian workover rigs(1)	2,234	2,032	2,008	1,850
Latin America rig count (1)	313	306	316	290
International rig count (1)	929	862	908	836
(1) Source: Baker Hughes